Exhibit 99.1

PeerLogix, Inc. ( OTC PINK : LOGX ), an advertising technology and data aggregation provider, announced today that the Company's Chief Executive Officer, William Gorfein, has published a letter to Shareholders.

Dear Shareholder:

Over the past year, PeerLogix transitioned from a company in development to a company in production, currently growing revenues rapidly. Our sales pipeline is robust and expanding as we are connecting our audience of 140 million streaming homes of television, movie and music content, known as Over-the-Top ("OTT") users, to the mainstream advertising world, which in turn is leading to advertising spend by our clients to reach this large and growing audience.

Looking back for a moment, in 2016, we finished building and validating the streaming households of OTT for digital advertising and kicked off our sales initiatives towards the end of Q4. We expect considerable revenue contribution from these efforts in 2017 and have received interest from most of the major digital advertisers given how differentiated our offering is. This is a very exciting time for PeerLogix given how many people around the world are "cutting the cord" and looking to stream content that was once only available on their television, on their mobile device.

For those of you that are unfamiliar with what has transpired in the adtech world, the last five years has seen a generational shift towards "cord-cutting". Content subscribers are now in the driver's seat with more options than ever -- choosing what to watch and when they watch it -- often casting aside traditional cable and instead opting for over-the-top streaming services such as Popcorn Time and Netflix. Speaking of Netflix, they recorded record subscription growth and the number of subscribers they reported in their most recent quarter blew analyst forecasts out of the water. This trend of cord cutting is accelerating and will continue to shape the media industry and we stand to benefit greatly given our product offering.

Looking forward to 2017 and beyond, we estimate that this year alone we will record approximately 3 billion streams of major television, movie and music content and believe that number could double over the next two to three years. Each stream represents a revenue opportunity to PeerLogix that will help us maintain our leadership position and attract further customers and of course user engagement. The Company is poised to pursue and capture a share of the $28 billion and growing global over-the-top market that industry analysts forecast growing to $62 billion by 2020.

Winners of the future of advertising will increasingly fall into two categories -- advertisers that embrace personal, and networks that adopt streaming services. The advertisers are doing just that. Evidenced by accelerating consolidation in our industry, such as the Rentrak and ComScore merger -- two companies that individually helped advertisers make their messages more personal and relatable. They have now merged to do their job more effectively, something their market of agency clients have been demanding from them. This excites us as our solution is better than any prospective competitor given the high degree of targeting our solutions offer and the amount of information available we can generate to our clients which is invaluable.

Streaming is in and new, over-the-top offerings such as HBO's "HBO NOW" are finally starting to put the interests of networks back in alignment with the trends. Many more networks have announced development of over-the-top streaming offerings and we expect a wave of them to hit the market in the short and medium term.

We believe that our timing couldn't be better. Networks are shifting strategy and prioritizing initiatives to patriate new streaming audiences. Our ability to quickly address this market, reinforced by the industry relationships our team has brought to PeerLogix, is enabling the Company to be the leader in over-the-top advertising for the industry. We stand poised to capitalize as networks and advertisers pivot to capture cord-cutters for both viewership and advertising.

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As stated in our recent platform announcement, PeerLogix is helping address the needs of advertisers by providing OTT publishers and networks the power to create audience segments that match specific advertiser criteria (e.g., specific sporting interests, luxury retail, media genre, etc.). This enables media planners to buy qualified audiences directly off the publishers' network of sites, either through the client's ad server or an existing DSP or SSP relationship. Thus, making these sites more appealing for advertisers and better positioning them to compete for these advertising dollars against the likes of YouTube and Hulu.

Looking back to 2016:

2016 Key Milestones Achieved

Product and Market

•	R&D investment into, and the launch of the OTT Monetization Platform. A full suite of solutions for connecting advertisers and publishers with 140 million homes that have "'cut the cord," and consequently are difficult to, or are no longer reachable with traditional TV and radio advertising.
•	Co-development and introduction of a licensing model for our audience data to increase TAM and work with resellers (greatly increasing operational leverage), with two of the top-6 marketing services companies evaluating or establishing rev-share partnerships with PeerLogix.
•	Established salesforce with the leading firm of data asset monetization.

Corporate and Finance

•	First material revenues generated from clients during Q4, 2016.
•	LOGX average trading volume (aka Market Liquidity) increased from a low of $500 a day (May '16) to approximately $7,500 a day (December '16).
•	Raised approximately $500k in debt and equity financing.
•	Further bolstering of both our Board of Directors and Advisors with four key additions

On behalf of your Company, Officers and Board of Directors, we thank our shareholders for their support and patience. We feel privileged to be in the position we are in and strongly believe in a rewarding and exciting future.

Sincerely yours,

William Gorfein
Chief Executive Officer

About PeerLogix

PeerLogix is an advertising technology and data aggregation company providing a proprietary software as a service, or SAAS, platform which enables the tracking and cataloguing of over-the-top viewership and listenership in order to determine consumer trends and preferences based upon media consumption. PeerLogix's patent pending platform collects over-the-top data, including IP addresses of the streaming and downloading parties (e.g., location), the name, media type (whether movie, television, documentary, music, e-books, software, etc.), and genre of media watched, listened or downloaded, and utilizes licensed and publicly available demographic and other databases to further filter the collected data to provide insights into consumer preferences to digital advertising firms, product and media companies, entertainment studios and others.

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Forward-Looking Statement

Certain of the statements contained in this herein include future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. The information contained in this includes some statements that are not purely historical and contain "forward-looking statements," as defined by the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding the Company's and its management's expectations, hopes, beliefs, intentions or strategies regarding the future, including the Company's financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate," "may," "should," "could," "will," "plan," "future," "continue," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, the actual results could differ materially from the forward-looking statements contained in PeerLogix forward-looking statements.

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